Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2013 RESULTS

JACKSON, Miss. (October 1, 2012) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the first quarter of fiscal 2013 ended September 1, 2012.

For the first quarter of fiscal 2013, net sales were $272.9 million, compared with net sales of $243.8 million for the first quarter of fiscal 2012. The Company reported net income of $9.4 million, or $0.39 per basic and diluted share, for the first quarter of fiscal 2013 compared with net income of $3.1 million, or $0.13 per basic and diluted share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with our financial and operating performance for the first quarter of fiscal 2013. These results reflect a strong start to our fiscal year in what is typically our most challenging quarter. Revenues were up 12.0 percent over the same period last year, while volumes were at about the same level, reflecting higher average market prices for shell eggs. Our specialty egg sales have continued to trend higher and represented over 16.1 percent of dozens sold and 23.5 percent of total shell egg sales revenue for the quarter. We will continue to identify new market opportunities to expand our specialty egg business and meet growing customer demand.

“We have remained focused on running efficient operations in spite of higher feed costs than we experienced a year ago,” Baker noted. “The damage to the national corn and grain crops caused by the extreme summer drought conditions will likely keep our feed costs near record high levels in fiscal 2013.

“As previously announced on July 18, 2012, we acquired the egg production assets of Pilgrim’s Pride Corporation, adding two additional production complexes with capacity for approximately 1.4 million laying hens located near Pittsburg, Texas. We are pleased with the progress we have made in integrating these facilities into our operations and we are excited about the expansion of our business, particularly with our Texas customers.

“We look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2013. Current market conditions are favorable with strong retail demand for eggs, especially as we head into the busy holiday season. We believe we are well positioned to succeed in this environment. We have a proven management team focused on executing our strategy to be an efficient low cost producer, expand our specialty egg business, provide exceptional customer service and identify suitable acquisitions to enhance our growth and build shareholder value,” added Baker.

For the first quarter of fiscal 2013, Cal-Maine Foods will pay a cash dividend of approximately $0.13 per share to holders of its common and Class A common stock. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable November 15, 2012, to shareholders of record on October 31, 2012.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports First Quarter Fiscal 2013 Result

October 1, 2012

Selected operating statistics for the first quarter of fiscal 2013 compared with the prior year period are shown below:

	13 Weeks Ended
	September 1, 2012	August 27, 2011
Dozen Eggs Sold (000)	210,061	208,096
Dozen Eggs Produced (000)	157,902	159,443

% Specialty Sales (dozen)	16.1%	15.7%

Net Average Selling Price (dozen)	$1.238	$1.117
Feed Cost (dozen)	$0.510	$0.484

% Specialty Sales (dollars)	23.5%	23.6%

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports First Quarter Fiscal 2013 Results

October 1, 2012

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

In thousands, except per share amounts)

	13 Weeks Ended

	September 1, 2012	August 27, 2011
Net sales	$272,928	$243,842
Gross profit	44,715	33,786
Operating income	15,597	5,957
Income before income taxes	14,701	4,733

Net income	$9,415	$3,117

Net income per share:
Basic	$0.39	$0.13
Diluted	$0.39	$0.13
Weighted average shares outstanding
Basic	23,921	23,867
Diluted	23,958	23,945

SUMMARY BALANCE SHEETS

	September 1, 2012	June 2, 2012
ASSETS
Cash and short-term investments	$209,274	$260,751
Receivables	76,751	62,768
Inventories	129,005	117,158
Prepaid expenses and other current assets	3,049	1,525
Current assets	418,079	442,202

Property, plant and equipment (net)	237,973	222,615
Other noncurrent assets	56,901	61,499
Total assets	$712,953	$726,316

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$83,675	$103,724
Current maturities of long-term debt	11,458	11,458
Deferred income taxes	27,376	25,474
Current liabilities	122,509	140,656

Long-term debt, less current maturities	62,036	64,762
Deferred income taxes and other liabilities	42,457	41,570
Stockholders' equity	485,951	479,328
Total liabilities and stockholders' equity	$712,953	$726,316

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